CONTACT:

David W. Fry

Executive Vice President, Treasurer

and Chief Financial Officer

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL TO SPEAK TO INSTITUTIONAL INVESTORS

LAKE SUCCESS, NY – February 15, 2008 — Flushing Financial Corporation (NASDAQ-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that, through an arrangement with Sandler O’Neill + Partners, L.P., it will make presentations to several institutional investors.

John R. Buran, Flushing Financial’s President and Chief Executive Officer, and David W. Fry, Flushing Financial’s Executive Vice President and Chief Financial Officer, will make the presentations in Boston, Massachusetts on February 20, 2008 and in New York, New York on February 21, 2008.

WHO

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through fourteen banking offices located in Queens, Brooklyn, Manhattan and Nassau County, and its internet banking division, iGObanking.com®.

WHAT	Presentations to several institutional investors through an arrangement with Sandler O’Neill + Partners, L.P.
WHEN / WHERE	Boston, Massachusetts, on February 20, 2008; New York, New York on February 21, 2008.
PRESENTATION

The presentation will focus on the Company’s performance in 2007 and its strategic operating objectives. The slides used for these presentations will be available on the Company’s website, www.flushingsavings.com, on Wednesday, February 20, 2008, and will remain available through February 29, 2008.

RECENT NEWS

•     January 30, 2008 - Flushing Financial Corporation Announces that Patricia Mezeul Joins Flushing Commercial Bank as Senior Vice President, Director of Government Banking.

•     January 28, 2008 - Flushing Financial Corporation Reports Fourth Quarter EPS of $0.22 – Core EPS of $0.30; Full Year EPS of $1.02 – Core EPS of $1.07

•     January 25, 2008 – iGObanking.com®, a Division of Flushing Savings Bank, Reached $133 million in Total Deposits as of December 31, 2007.

•     January 23, 2008 – Flushing Financial Corporation to Record Other-Than-Temporary Impairment Charge in Fourth Quarter.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

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